INVESTMENT SUB-ADVISORY AGREEMENT

SCHEDULE A

AMENDED AS OF SEPTEMBER 15, 2021

Fund	Effective Date	Initial Period End	Compensation Percentage

Nuveen Small Cap Select ETF	July 26, 2021	August 1, 2022	55.5556%

Nuveen Growth Opportunities ETF	September 15, 2021	August 1, 2023	50.0000%

[SIGNATURE PAGE FOLLOWS]

Dated: September 15, 2021

NUVEEN FUND ADVISORS, LLC, a Delaware limited liability company By: /s/ Christopher Rohrbacher Title: Managing Director	NUVEEN ASSET MANAGEMENT, LLC, a Delaware limited liability company By: /s/ Stuart Cohen _ Title: Managing Director

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